Exhibit 99.1

Pharmasset Presents Results of 4-Week Combination Study of R7128 for the Treatment of Chronic Hepatitis C

•	85% of patients achieve undetectable HCV RNA levels following 4 weeks of treatment with R7128 1500mg BID with Pegasys(R) plus Copegus(R) -

•	Safety and tolerability comparable to placebo administered with Pegasys plus Copegus -

•	EASL presentation available on Pharmasset website -

•	Conference call scheduled for Friday, April 25, 2008 at 1:00 PM ET (US) and 7:00 PM CEST (Milan) -

PRINCETON, N.J. and MILAN, Italy, April 25, 2008 /PRNewswire-FirstCall via COMTEX News Network/ — Pharmasset, Inc. (Nasdaq: VRUS) announces the results of a 4-week Phase 1 clinical trial evaluating two oral dose levels of R7128 in combination with Pegasys (pegylated interferon) plus Copegus (ribavirin) in 50 treatment-naive patients chronically infected with hepatitis C virus (HCV) genotype 1. R7128, a prodrug of PSI-6130, is a nucleoside analogue polymerase inhibitor of HCV that is being developed through Pharmasset’s collaboration with Roche. The results of this study were presented today at the 43rd Annual Meeting of the European Association for the Study of the Liver (EASL) being held from April 23-27, 2008 in Milan, Italy.

In this study, R7128 demonstrated potent short-term antiviral activity and was generally safe and well tolerated. Eighty-five percent (85%) of patients receiving R7128 1500mg twice-daily (BID) with Pegasys plus Copegus for 4 weeks achieved undetectable HCV RNA levels with safety and tolerability comparable to placebo with Pegasys plus Copegus.

Dr. John McHutchison, professor of medicine at Duke University Medical Center and a clinical investigator for this study, stated, “R7128, in combination with Pegasys plus Copegus, has demonstrated Rapid Virologic Response (RVR) percentages in a 4-week study that are similar to HCV protease inhibitors and has an encouraging short-term clinical safety profile. Longer-term studies of R7128 with Pegasys plus Copegus are needed to provide additional information about its potential to improve sustained virologic response (SVR) rates for HCV patients.”

R7128 4-week Combination Study Overview

The 4-week Phase 1 combination clinical trial was a multiple center, observer-blinded, randomized and placebo-controlled study that was conducted in 50 treatment-naive patients chronically infected with HCV genotype 1. The primary objective was to assess the safety, tolerability and pharmacokinetics of R7128 in combination with Pegasys plus Copegus. The secondary objective was to evaluate the change in HCV RNA after 4 weeks of treatment.

The study investigated two oral dose levels of R7128, 500mg and 1500mg, each administered twice-daily (BID) with once-weekly injections of Pegasys plus Copegus BID. Each cohort of 25 patients was comprised of 20 patients receiving R7128 and 5 patients receiving placebo with Pegasys plus Copegus.

Antiviral Activity Summary

	Placebo + Pegasys plus Copegus (n=10)	R7128 500mg + Pegasys plus Copegus (n=20)	R7128 1500mg + Pegasys plus Copegus (n=20)
Mean Decrease in HCV RNA (log10 IU/mL) at 4 Weeks	-2.95	-3.82	-5.12
Percentage of Patients with Undetectable HCV RNA (<15 IU/mL) at 4 Weeks (RVR)	10%	30%	85%

Potent antiviral activity was demonstrated following 4 weeks of treatment with R7128 1500mg BID with Pegasys plus Copegus. These patients achieved a mean 5.12 log10 IU/mL decrease in HCV RNA and 85% (17 of 20) had undetectable levels of HCV RNA (<15 IU/mL), or RVR. Following 4 weeks of treatment with R7128 500mg BID with Pegasys plus Copegus, patients achieved a mean 3.82 log10 IU/mL decrease in HCV RNA and 30% (6 of 20) had RVR. Following 4 weeks of treatment with placebo with Pegasys plus Copegus, patients achieved a mean 2.95 log10 IU/mL decrease in HCV RNA and 10% (1 of 10) had RVR. The baseline HCV RNA levels for all patients in the study were greater than 6.3 log10 IU/mL and were similar across all study groups.

Safety Summary

Safety and tolerability for the 4-week treatment period were similar for R7128 with Pegasys plus Copegus compared to placebo with Pegasys plus Copegus. There were no serious adverse events reported during the 4-week treatment period, and most of the adverse events reported were of mild to moderate intensity. The most common adverse events, reported in 15% or greater of patients in any treatment group during the 4-week treatment period, were headache, injection site reaction, myalgia, fatigue, chills, rash, nausea, diarrhea, arthralgia, pyrexia, dizziness, dyspepsia and pruritis. The frequency and severity of these adverse events, as well as any general body system observations, were generally similar to clinical experience with the standard of care for HCV, pegylated interferon plus ribavirin.

Grade 3/4 neutropenia was observed in 30% of the placebo patients and in 10% to 15% of the R7128 patients in each active dosing cohort. Grade 3 changes in hemoglobin were observed in 10% of the placebo patients and in 15% of the R7128 patients. There were no clinically significant changes in other hepatic, renal, or other safety laboratory parameters, vital signs, or electrocardiograms.

Overall, there was no clinical evidence of any major organ toxicities related to R7128. One patient in the active treatment group discontinued the study during the 4 week treatment period due to lower-gastrointestinal adverse events. At the time of study discontinuation, this patient had undetectable HCV RNA. R7128 was generally safe and well-tolerated when administered for 4 weeks in combination with Pegasus plus Copegus in patients with HCV genotype 1.

Please see www.clinicaltrials.gov or e-mail clinicaltrials@pharmasset.com for more information.

Conference Call

Pharmasset will host a conference call at 1:00 PM ET (US) and 7:00 PM CEST (Milan) on Friday, April 25, 2008 to discuss the R7128 500mg and 1500mg combination study results, as well as the addition of two R7128 cohorts to the on-going Phase 1 protocol.

Dial-in Information:

US/Canada Toll-Free callers: +1 (877) 545-1490

US/Canada Toll or International Toll callers: +1 (719) 325-4884

Live audio of the conference call will be simultaneously broadcast over the internet via a webcast. To access the live webcast, log on to the “Events & Presentations” section of the Investor Center on Pharmasset’s corporate website at http://investor.pharmasset.com/events.cfm.

Please connect to the company’s website at least ten minutes prior to the start of the presentation to ensure adequate time for a reliable connection and any software download that may be necessary to listen to the webcast. The archived replay of the webcast will be available on the Pharmasset website for two weeks following the conference call.

About R7128

R7128 is being developed for the treatment of chronic HCV infection. R7128 is a prodrug of PSI-6130, a cytidine nucleoside analog inhibitor of HCV RNA polymerase. A prodrug is a chemically modified form of a molecule designed to enhance the absorption, distribution and metabolic properties of that molecule. Results from an oral single ascending dose study of PSI-6130 in 24 healthy male volunteers showed that PSI-6130 was generally well tolerated with no serious adverse events in doses up to 3000 mg.

R7128 demonstrated potent, dose-dependent antiviral activity across four prior treatment-failure patient cohorts (n=40) receiving 750 mg or 1500 mg administered either once-daily or twice-daily for 14 days as monotherapy. The greatest mean decrease in HCV RNA from baseline was demonstrated in the patient cohort that received 1500 mg twice-daily, the highest dose of R7128 administered in the study. These patients demonstrated a mean 2.7 log10 IU/mL (>99%) decrease in HCV RNA. There was no evidence of the development of viral resistance in any dose cohort after 14 days of dosing.

About Hepatitis C

Hepatitis C is a blood-borne infectious disease of the liver and is a leading cause of chronic liver disease and liver transplants. The WHO estimates that nearly 180 million people worldwide, or approximately 3% of the world’s population, are infected with hepatitis C virus (HCV). The CDC has reported that almost four million people in the United States have been infected with HCV, of whom 2.7 million are chronically infected.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis B virus (HBV), hepatitis C virus (HCV) and human immunodeficiency virus (HIV).

Pharmasset is currently developing three product candidates. Clevudine, for the treatment of chronic HBV infection, is enrolling Phase 3 clinical trials for registration in North, Central and South America and Europe. Clevudine is already approved for HBV in South Korea and marketed by Bukwang Pharmaceuticals in South Korea under the brand name Levovir. R7128, an oral treatment for chronic HCV infection, is in a 4-week Phase 1 clinical trial in combination with Pegasys(R) plus Copegus(R) through a strategic collaboration with Roche. Racivir, which is being developed for the treatment of HIV in combination with other approved HIV drugs, has completed a Phase 2 clinical trial.

Pegasys(R) and Copegus(R) are registered trademarks of Roche.

Disclosure

As a clinical investigator in the R7128 4-week combination study, Dr. McHutchison receives clinical research support from Pharmasset. He also receives compensation from Pharmasset as a medical advisor.

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that adverse events could cause the cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that we cannot enroll enough patients for the Phase 3 registration clinical trial for clevudine, the risk that our collaboration with Roche will not continue or will not be successful and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.

Contact

Alan Roemer, Vice President

Investor Relations & Corporate Communications

alan.roemer@pharmasset.com

Office: (609) 613-4125

SOURCE Pharmasset, Inc.

http://www.pharmasset.com

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